Exhibit 99.1

Contact: Brian K. Miller Vice President — Finance Tyler Technologies, Inc. (972) 713-3720 bmiller@tylerworks.com

TYLER TECHNOLOGIES STOCKHOLDERS ELECT DIRECTORS

Two New Independent Directors Join Tyler’s Board

Dallas, May 10, 2004 – Tyler Technologies, Inc. (NYSE: TYL) announced today that two new independent directors were elected to its board of directors at the Company’s annual meeting of stockholders on May 6, 2004.

Donald R. Brattain and J. Luther King, Jr. join Tyler’s board as new directors. Messrs. Brattain and King will each serve on the Audit Committee, which Mr. Brattain will chair. Mr. Brattain will also serve on the Nominating and Governance Committee, and Mr. King will also serve on the Compensation Committee.

G. Stuart Reeves, John M. Yeaman, John S. Marr, Jr., Glenn A. Smith, and Michael D. Richards were all re-elected as directors of Tyler Technologies.

Mr. Brattain is President of Brattain & Associates, LLC, a private investment company located in Minneapolis, Minnesota, that Mr. Brattain founded in 1985. From 1981 until 1988, Mr. Brattain purchased and operated Barefoot Grass Lawn Service Company, which grew from $3.2 million in sales to over $100 million and was sold in 1998.

Mr. King is the Chief Executive Officer, Chief Financial Officer and a director of Luther King Capital Management, a registered investment advisory firm located in Fort Worth, Texas, that he founded in 1979. Mr. King also serves as a director of the University of Texas Investment Management Company, a company that manages the endowment assets of the University of Texas system and a portion of the endowment assets of Texas A&M University.

With these additions, Tyler’s board of directors has seven members, four of whom Tyler’s board has determined to be independent under the rules of the New York Stock Exchange. All board members are elected annually at the Company’s stockholders’ meeting to one-year terms. Ben T. Morris, a director of Tyler since 2001, did not stand for re-election to Tyler’s board in accordance with his firm’s policy.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient in its operations. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. More information about Tyler Technologies can be found at www.tylerworks.com.

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Tyler Technologies Stockholders Elect Directors
May 10, 2004

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the ability of the Company to successfully integrate acquisitions, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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